Exhibit 16.1

July 3, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by SendTec, Inc. under Item 4.01 of its Form 8-K dated June 28, 2007. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of SendTec, Inc. contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP